Exhibit 99.1

Collectors Universe Reports Record Revenues in Third Quarter

Service Revenues up 12% for the Quarter and 26% for the Nine Months

NEWPORT BEACH, CA – May 7, 2014 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its third quarter of fiscal 2014.

Operational and Financial Highlights:

■

Service revenues increased by $1.8 million or 12% to a quarterly record of $16.3 million in this year’s third quarter compared to $14.5 million in the same quarter of the prior year. The increase was driven by a $1.6 million or 16% increase in coin service revenues and a $0.4 million or 11% increase in cards and autographs service revenues. In addition, service revenues increased by $9.2 million or 26% to a nine month record of $44.0 million compared to $34.8 million in the same period of the prior year. The increase in the nine months was driven by an $8.0 million or 36% increase in coin service revenues and a $1.3 million or 14% increase in cards and autographs service revenues.

■

Coin service revenues earned at our overseas operations increased to 5% and 7% of service revenues in the three and nine months ended March 31, 2014, respectively, compared to 2% of service revenues in the same periods of the prior year.

■	The services gross profit margins for this year’s third quarter and nine months were 63% and 62%, respectively as compared to 64% and 60% in the same periods of the prior year.

■

Operating income decreased to $3.7 million in this year’s third quarter from $3.9 million in last year’s third quarter and increased to $8.7 million in this year’s nine months from $6.2 million in last year’s nine months. Excluding non-cash stock-based compensation, operating income would have been $4.3 million and $10.1 million in this year’s third quarter and nine months, respectively, compared to $4.1 million and $6.8 million for the same periods of the prior year.

■

Income from continuing operations in this year’s third quarter was $2.1 million or $0.26 per diluted share compared to $2.4 million or $0.29 per diluted share in the third quarter of fiscal 2013. However, for the nine months ended March 31, 2014, income from continuing operations increased to $5.0 million or $0.61 per diluted share, up from $3.8 million or $0.47 per diluted share for the same period of the prior year.

■

The Company’s cash position at March 31, 2014 was $17.7 million compared to $18.7 million at June 30, 2013 and $16.3 million at December 31, 2013. Cash generated from continuing operations in this year’s nine months increased by 32% to $8.5 million from $6.5 million in the same period of the prior year. Dividends paid to stockholders in the nine months through March 31, 2014 were $8.0 million.

■	On April 30, 2014, we announced our quarterly cash dividend of $0.325 per share, which will be paid on May 30, 2014 to stockholders of record on May 16, 2014

Collectors Universe, Inc.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “We are very pleased with the performance of our businesses this year and our third quarter results are evidence again of the strength of our core markets, especially in the US. With this as a backdrop, we continue to strive to demonstrate operating performance at a high level, leveraging our teams and capabilities to enhance our bottom line while investing in new long term growth opportunities, like China. We believe our coin brand is gaining increased recognition around the world for consistent quality of grade and that enhances the value of our customer’s collectibles in the marketplace.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Wednesday, May 7, 2014 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 888-549-7880 or 480-629-9643, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through May 21, by dialing 800-406-7325 or 303-590-3030 and entering access code 4682492#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2013 and the nine months of fiscal 2014, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may remain weak or stall, or that economic conditions may deteriorate as a result of events outside of our control, including international tensions that could cause volatility in the prices of gold and silver, which could result in reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the economic recession from 2008 to 2010 and the weakness of the economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, as a result prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses, the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas, the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Collectors Universe, Inc.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2013 which we filed with the Securities and Exchange Commission on August 28, 2013. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Net revenues:
Authentication, grading and related services	$16,298	$14,488	$43,956	$34,763
Product Sales	10	-	68	550
	16,308	14,488	44,024	35,313
Cost of revenues:
Authentication, grading and related services	6,061	5,178	16,548	13,480
Product sales	23	2	72	554
	6,084	5,180	16,620	14,034

Gross profit	10,224	9,308	27,404	21,279
Operating expenses:
Selling and marketing expenses	2,465	2,174	6,779	5,542
General and administrative expenses	4,046	3,214	11,958	9,556
Total operating expenses	6,511	5,388	18,737	15,098
Operating income	3,713	3,920	8,667	6,181
Interest income and other expense, net	3	8	27	79
Income before provision for income taxes	3,716	3,928	8,694	6,260
Provision for income taxes	1,581	1,541	3,663	2,475
Income from continuing operations	2,135	2,387	5,031	3,785
Loss from discontinued operations, net of income taxes	(16)	(7)	(61)	(38)
Net income	$2,119	$2,380	$4,970	$3,747

Net income per basic share:
Income from continuing operations	$0.26	$0.30	$0.62	$0.47
Loss from discontinued operations	-	-	(0.01)	-
Net income per basic share	$0.26	$0.30	$0.61	$0.47

Net income per diluted share:
Income from continuing operations	$0.26	$0.29	$0.61	$0.47
Loss from discontinued operations	-	-	(0.01)	(0.01)
Net income per diluted share	$0.26	$0.29	$0.60	$0.46

Weighted average shares outstanding:
Basic	8,186	8,066	8,149	8,047
Diluted	8,274	8,101	8,219	8,099
Dividends declared per common share	$0.325	$0.325	$0.975	$0.975

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

ASSETS	March 31, 2014	June 30, 2013
Current assets:
Cash and cash equivalents	$17,683	$18,711
Accounts receivable, net of allowance of $25 at March 31, 2014 and $27 at June 30, 2013	2,526	2,067
Inventories, net	1,821	1,656
Prepaid expenses and other current assets	1,184	964
Deferred income tax assets	1,328	1,328
Total current assets	24,542	24,726

Property and equipment, net	2,673	2,153
Goodwill	2,083	2,083
Intangible assets, net	1,296	1,477
Deferred income tax assets	2,003	2,003
Other assets	399	394
Non-current assets of discontinued operations	182	182
	$33,178	$33,018
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,985	$1,608
Accrued liabilities	2,568	2,121
Accrued compensation and benefits	3,327	2,680
Income taxes payable	908	760
Deferred revenue	2,736	2,345
Current liabilities of discontinued operations	832	802
Total current liabilities	12,356	10,316

Deferred rent	469	474
Non-current liabilities of discontinued operations	1,268	1,666
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,792 and 8,509 issued and outstanding at March 31, 2014 and June 30, 2013, respectively.	9	9
Additional paid-in capital	76,111	74,578
Accumulated deficit	(57,035)	(54,025)
Total stockholders’ equity	19,085	20,562
	$33,178	$33,018

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,970	$3,747
Discontinued operations	61	38
Income from continuing operations	5,031	3,785
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	907	769
Stock-based compensation expense	1,398	625
Provision for bad debts	19	10
Provision for inventory write-down	53	37
Provision for warranty	587	479
Gain on sale of property and equipment	(2)	(14)
Interest on note receivable	-	(6)
Change in operating assets and liabilities:
Accounts receivable	(493)	(718)
Inventories	(218)	501
Prepaid expenses and other	(220)	(210)
Other assets	(4)	(167)
Accounts payable and accrued liabilities	300	(154)
Accrued compensation and benefits	647	(381)
Income taxes payable	148	1,547
Deferred revenue	390	356
Deferred rent	(5)	18
Net cash provided by operating activities of continuing operations	8,538	6,477
Net cash used in operating activities of discontinued businesses	(429)	(380)
Net cash provided by operating activities	8,109	6,097

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	7	37
Proceeds from sale of business	15	-
Capital expenditures	(1,125)	(529)
Capitalized software	(110)	(28)
Patents and other intangibles	(14)	(62)
Collection of notes receivable from discontinued operations	-	154
Net cash used in investing activities	(1,227)	(428)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	292	28
Dividends paid to common stockholders	(8,046)	(8,171)
Payments for retirement of common stock	(156)	(8)
Net cash used in financing activities	(7,910)	(8,151)

Net decrease in cash and cash equivalents	(1,028)	(2,482)
Cash and cash equivalents at beginning of period	18,711	21,214
Cash and cash equivalents at end of period	$17,683	$18,732

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$3,479	$904